EXHIBIT E

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                 SERIES E CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       of

                         CEDRIC KUSHNER PROMOTIONS, INC.
                               __________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                               ___________________


IT IS HEREBY CERTIFIED that:

          1. The name of the company is Cedric Kushner Promotions, Inc., a Delaware corporation (the "Company").

          2. The certificate of incorporation of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), of which 117,500 Series A, 399,751.37 Series B, 27,922.10 Series C, and 399,751.37 Series D are outstanding, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares of Preferred Stock in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

          3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, has adopted the following resolution creating a Series E Convertible Redeemable Preferred Stock which contains the rights and preferences set forth in this Certificate of
Designation:

               RESOLVED, that up to fourteen thousand (14,000) shares of Preferred Stock shall be designated Series E Convertible Redeemable Preferred Stock, $0.01 par value per share, and shall possess the rights and preferences set forth in this Certificate of Designation.

          Section 1. Designation and Amount. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series E Convertible Redeemable Preferred Stock (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be fourteen thousand (14,000) (the "Designated Amount").

          Section 2. Rank. The Series E Preferred Stock shall rank (i) junior to the Series A, B, C, D Preferred Stock of the Company and to any class or series of Preferred stock of the Company hereafter created specifically ranking by its terms senior to the Series E Preferred Stock (the "Senior Securities"); (ii) senior to all of the Common Stock now or hereafter authorized and issued; (iii) senior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series E Preferred Stock of whatever subdivision (collectively with the Common Stock, the "Junior Securities") in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

          Section 3. Dividends. The holders of the Series E Preferred Stock (collectively, the "Holders") shall not be entitled to receive dividends.

          Section 4. Liquidation Preference.
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               (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the Holders shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's certificate of incorporation, as amended, or any certificate(s) of designation, and prior in preference to any distribution to Junior Securities, an aggregate amount equal to the sum of $5,040,000 (the "Liquidation Preference"). For purposes hereof, the "Per Share Liquidation Preference" shall mean the Liquidation Preference divided by 360. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders shall be insufficient to permit the payment of the full preferential amounts due to the Holders then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders based on the respective liquidation amounts to which each such series of stock is entitled by the Company's certificate of incorporation, as amended, and any certificate(s) of designation relating thereto.

               (b) Upon the completion of the distribution required by Section 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's certificate of incorporation, as amended, and any certificate(s) of designation relating thereto.

               (c) Each of (i) the sale, conveyance or disposition of all or substantially all of the assets or Common Stock of the Company; (ii) the voluntary or involuntary dissolution or winding up of the Company; and (iii) a merger or consolidation of the Company in which the Company's stockholders do not retain a majority of the voting power in the surviving entity, shall be treated as a liquidation, dissolution or winding up of the Company (each, a "Liquidation Event") within the meaning of Section 4(a).

               (d) Prior to the closing of a transaction that will result in a Liquidation Event, the Company shall send to the Holders at least twenty (20) days' prior written notice of the date when such Liquidation Event shall take place. Any Holder may elect to convert, pursuant to Section 6, his shares of Series E Preferred Stock prior to a Liquidation Event.

          Section 5. Conversion of Series E Preferred Stock.

               (a) Voluntary Conversion.

          The Series E Preferred Stock shall be convertible into shares of common stock only if and when the proposed increased in the Company's authorized shares of common stock from 20,000,000 to 100,000,000, which increase is included in the Company's preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission on January 13, 2004 (the "Authorized Share Increase"), is approved by the Company's shareholders. Each share of Series E Preferred Stock shall be convertible into such number of shares of common stock equal to 1,000 divided by the Per Share Conversion Rate. The Per Share Conversion Rate shall be $1.00 per share.

               (b) Mechanics of Conversion. In order to convert Series E Preferred Stock into shares of Common Stock, the Holder shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series E Preferred Stock, and (ii) give written notice (the "Conversion Notice") to the Company, at its principal office, of the election to convert the Series E Preferred Stock, and shall state in the Conversion Notice the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. On the 31st day following the date of such surrender of the shares of Series E Preferred Stock to be converted, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock unless prior to such date the Company has delivered to the Holder a Redemption Notice with respect to such shares.

               (c) Adjustments to Conversion Rate.

                    (i) Adjustment to the Conversion Rate due to Stock Splits, Stock Dividend or Other Similar Event. If, prior to the conversion of all of the outstanding shares of Series E Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Rate shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately increased.

                    (ii) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all of the outstanding shares of Series E Preferred Stock, there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all of the Company's assets that is not deemed to be a liquidation, dissolution or winding up pursuant to
Section 4(a), then the Holders thereafter shall have the right to receive upon conversion of the Series E Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series E Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series E Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise thereof. The Company shall not effect any transaction described in this Section 5(c)(ii) unless (a) it first gives twenty
(20) days prior written notice of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (during which time the Holder shall be entitled to convert its shares of Series E Preferred Stock into Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring company (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligations of this Section 5(c)(ii).

               (d) Fractional Shares. If any adjustment under Section 5(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher whole number of shares.

               (e) Taxes, etc. The Company will pay any taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series E Preferred Stock.

               (f) Assurances. The Company will not, by amendment of its certificate of incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment.

          Section 6. Voting Rights. Except to the extent otherwise expressly provided by the General Corporation Law of the State of Delaware, the Series E Preferred Stock shall not be entitled to vote on any common stock matters.

          Section 7. Miscellaneous.

               (a) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provisions of this Certificate of Designation without the prior written consent or affirmative vote of the holders of not less than a majority of the Series E Preferred Stock outstanding at the time such action is taken.

               (b) Notices. Except as otherwise expressly provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive office, and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such holder).

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          IN WITNESS WHEREOF, Cedric Kushner Promotions, Inc. has caused this
Certificate of Designation to be executed this ____ day of October, 2004.


                                             CEDRIC KUSHNER PROMOTIONS, INC.


                                             By:________________________________
                                                Name:
                                                Title:

Attest:

By:____________________________
   Name:
   Title: